EXHIBIT 99.1

Ciprico Reports Fourth Quarter and Fiscal Year End Results

Minneapolis, MN – November 9, 2006 - Ciprico Inc. (NASDAQ: CPCI) today announced results for the fourth quarter and fiscal year ended September 30, 2006.  Sales for the quarter of $2.8 million were an increase of $100,000 compared to sales in the previous quarter but down 31% vs. the prior year.  The prior year fourth quarter included an end of program purchase for a large military OEM during that quarter and other legacy sales that totaled approximately $900,000. Sales for the fiscal year 2006 totaled $11.9 million a 10% decrease from the prior fiscal year.  This decrease was driven by a significant year-over-year decrease in Broadcast and Military market sales, offset to some extent by a 55% increase in sales into the Content Creation/Digital Cinema markets.

Gross margin for the fourth quarter was down due to inventory charges on legacy products.  However, for the fiscal year, gross margin as a percent of sales was the same as the prior year as the inventory charges were offset by higher gross margins from newer MediaVault™ products, and initial licensing revenues from the recently acquired RAIDCore™ product line, which have substantially better gross margins.

Operating expenses for the quarter were down as compared to the prior quarter and thus the net loss of ($974,000) for the quarter was a slight improvement from the previous quarter.  Although the operating expenses for the fourth quarter were also less than the fourth quarter of the previous prior year, the higher sales volume of the prior year fourth quarter netted a better result (net loss of ($437,000)) than the current quarter.  Total operating expenses for the fiscal year totaled $8.7 million resulting in a net loss of ($3.7 million).

Ciprico Chairman and Chief Executive Officer James Hansen said,  “ The delay in some product releases in the MediaVault™ product line and continued softness for our marketplace in general, as evidenced by announcements by others in the industry, led to a lackluster quarter in terms of sales.  MediaVault™ sales were down from the prior quarter and when compared to the previous year’s fourth quarter.  Although sales of the MediaVault™ 4Gig products doubled from the fourth quarter a year ago, this was not enough to offset the decline in the older MediaVault™ product sales.  With continued quarter-over-quarter growth in the 4Gig products and shipments beginning of new products we believe the MediaVault™ product line will again show good growth in fiscal 2007.”

Mr. Hansen added,  “Recognizing the softness in the growth of our product markets we made tactical investments in our FlexSTORE™ storage services platform and recorded our first revenues from the strategic alliance with Broadcom Corporation involving the purchase of the RAIDCore™ business and product line. This product line offering now has over $25 million invested in it and is beginning to generate initial test revenues this quarter leading to production revenues in the new calendar year.

“The investment in the RAIDCore™ business builds on our strategy of offering storage in a new paradigm to OEMs and system builders, in which they can obtain complete and feature-rich storage platform software, which is independent of the silicon provider but is certified by the silicon manufacturer.  The close inter-operability but independence between the software and the silicon provides significant cost savings and the ability for system builders to focus on providing higher value storage solutions.

“It also broadens the available marketplace for FlexSTORE™ services beyond Ciprico’s traditional military and media markets by allowing us to compete at the consumer level as individual workstations evolve from 250 Gigabytes of storage to 4 Terabytes and then span to virtually unlimited external storage for the SMB and Enterprise storage markets. We have been very pleased with the response from the marketplace on the efficacy of the software offerings as a result of the strategic alliance.  We are also encouraged by the first purchase orders from a substantial Asian joint venture that we believe will drive significant licensing revenues in the coming year.”

Mr. Hansen concluded, “While we are disappointed in the drop in sales for all legacy products year to date and the slowed growth of our new product lines in the quarter, we remain optimistic that the significant investments we have made and are making in our two service platforms will begin to generate revenues in the next two quarters and will build sustainable, profitable long term growth.”

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to stockholders and other news releases.  Such forward-looking statements, which reflect our current view of expected growth in the revenues from the MediaVault™ and RAIDCore™ product lines and licensing, our ability to build sustainable growth and profitability, product development efforts and impact, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  These risks and uncertainties include, but are not limited to: (i) competitive factors, including pricing pressures; (ii) variability in quarterly sales; (iii) economic trends generally and in various markets; (iv) general economic conditions; (v) market acceptance and unanticipated risks associated with introducing new products and features; (vi) successful integration of new businesses; (vii) sales and distribution issues, (viii) dependence on suppliers, (ix) limited backlog (x)success of strategic alliances and joint ventures and (xi) other events and important factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). Investors should take such risks into account when making investment decisions. Future SEC filings, future press releases and oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they were made, and except as required by law, we assume no obligation to update any forward-looking statements. Although we believe that the expectations reflected in these statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico designs and delivers products, services and solutions for high performance digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen	Monte S. Johnson
CEO	SVP & CFO
(763) 551-4000	(763) 551-4000

CIPRICO INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
(Amounts in thousands, except per share amounts)	2006	2005	2006	2005

NET SALES	$2,804	$4,080	$11,932	$13,213
Cost of sales	1,943	2,556	7,590	8,434

GROSS PROFIT	861	1,524	4,342	4,779

OPERATING EXPENSES:
Research and development	911	863	3,714	3,467
Sales and marketing	698	811	3,013	2,792
General and administrative	394	561	1,936	1,812
Restructuring (1)	—	(110)	—	(291)
Total operating expenses	1,993	2,125	8,663	7,780

LOSS FROM OPERATIONS	(1,132)	(601)	(4,321)	(3,001)

Other income, primarily interest	158	164	660	562

LOSS BEFORE INCOME TAXES	(974)	(437)	(3,661)	(2,439)

Income taxes	—	—	—	—

NET LOSS	$(974)	$(437)	$(3,661)	$(2,439)

Shares used to calculate net loss per share:
Basic and diluted	4,977	4,783	4,916	4,762

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.20)	$(0.09)	$(0.74)	$(0.51)

(1) Restructuring amount for the twelve months ended September 30, 2005 includes an amount of $466,000 that represents an adjustment to previously recorded lease abandonment charges associated with a sublease agreement executed during the period partially offset by additional restructuring charges of $285,000 related to workforce reductions.